Exhibit (99.1)

DANBURY, Conn., October 4, 2005 — Praxair, Inc. (NYSE: PX)  announced today that it expects the combined impacts of Hurricanes Katrina and Rita to reduce operating profit by $15 to $18 million, or about four cents of diluted earnings per share, in the third quarter ended September 30, 2005.  The third quarter effects include minor property damage, business interruption, insurance adjustments, start-up and shutdown costs, higher distribution costs and higher energy costs.

While none of the company’s facilities sustained significant property damage from either hurricane, eight facilities in Texas and Louisiana were affected and temporarily shut-in during the hurricanes.  Six of the eight facilities resumed operations within ten days of closure, and the other two are expected to become operational shortly.  However, demand for oxygen, nitrogen and hydrogen from Praxair’s pipeline systems on the Gulf Coast remains curtailed pending the start-up of customer facilities damaged by the hurricanes or constrained by the availability of electricity, and a shortage of labor in the region.

Consistent with prior disclosure and earnings guidance, Praxair also anticipates a third quarter tax charge of approximately $90 million, or about 27 cents per diluted share, related to its plan to recapitalize its foreign subsidiaries and repatriate about $1.1 billion of foreign earnings pursuant to the American Jobs Creation Act.

Excluding the hurricane and tax charges, Praxair’s third quarter earnings guidance remains unchanged at 61 to 64 cents of diluted earnings per share.  Including these charges, diluted earnings per share for the third quarter are forecasted to be in the range of 30 to 33 cents.

Praxair will release its third quarter results on Wednesday, October 26 before the market opens, and hold a teleconference call, which will be open to the public and to the media in listen-only mode, as follows:

Teleconference:	Wednesday, October 26, 2005, 9:00 am EDT
Dial-in number:	(617) 801-9712 – Passcode: 82692436
Webcast:	Listen-only mode via Internet broadcast from Praxair’s website at www.praxair.com/investors
Web replay:	Will be available beginning at 11:00 am EDT on Wednesday, October 26, 2005 at www.praxair.com/investors
Telephone replay:	Will be available for one week, beginning at 11:00 am EDT on Wednesday, October 26, 2005.
Replay number is: (617) 801-6888 – Passcode: 47695542

Presentation materials that will be used during the teleconference will be available at www.praxair.com/investors on Wednesday, October 26, 2005.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.